Exhibit 10.52

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 1st day of July, 2004 by and between ENTREMED, INC., a Delaware corporation having its principal office at 9640 Medical Center Drive, Rockville, MD 20850 (the “Company”) and Dane Saglio (the “Executive”).

FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Employment; Position and Duties.

Subject to the terms hereof, the Company hereby agrees to employ the Executive during the Term (as hereafter defined) to act as, and to exercise all of the powers and functions of, its Chief Financial Officer and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as is customary for a senior management person with a similar position in like companies; and he shall report to the President and Chief Executive Officer of the Company (“CEO”) and have such specific powers, duties and responsibilities as the CEO, in consultation with, and approval of, the Board of Directors (the “Board”), shall from time to time reasonably prescribe. Executive hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote sufficient working time and efforts to the business and affairs of the Company and its subsidiaries.

2. Place of Employment.

While Executive is employed by the Company during the Term, Executive shall be required to conduct his duties and responsibilities hereunder primarily from the executive offices located in Rockville, Maryland (except for routine and customary business travel), or from such other location as designated from time to time by the CEO.

3. Compensation

     a. Base Salary. While Executive is employed by the Company during the Term, the Company shall pay to Executive an initial annual base salary (“Base Salary”) of $200,000, payable in accordance with the Company’s customary payroll policy for its executives.

     b. Base Salary Adjustments. Executive’s Base Salary shall be reviewed at the end of the calendar year and at the end of each calendar year thereafter. The Board or a committee thereof may make such adjustments as it deems appropriate in its sole discretion. In making such adjustments the Board or a committee thereof may solicit and give consideration to the views of the CEO.

     c. Incentive Compensation. While Executive is employed by the Company during the Term, Executive’s annual incentive compensation, if any, (“Incentive Compensation”) shall be determined by the Board or a committee thereof in its sole discretion, following the last day of each fiscal year of the Company ending during the Term. In making such determinations, the

Board or a committee thereof may solicit and take into consideration the views of the CEO.

     d. Certain Other Benefits. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the Company, including without limitation, group medical and life insurance plans, and automobile expense reimbursement allowances. Executive shall also be afforded reasonable paid vacation time pursuant to vacation policies fixed by the Company.

     e. Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses actually paid or incurred by Executive while Executive is employed by the Company during the Term subject to reasonable documentation and in accordance with the Company’s business expense reimbursement policy.

4. Term.

The term of this Agreement shall be the period commencing on the date hereof and continuing through June 30,2005 (the “Initial Term”); provided, however, that the Term of this Agreement may, by mutual agreement of the parties in writing, be extended for successive one year periods (each one-year extension a “Successor Term” and together with the Initial Term referred to herein as the “Term”). In the event this Agreement is not extended at the end of the Initial Term and thereby terminates, only paragraphs 6, 7, 8(g), 8(h), 8(i) and 11 shall survive such termination. Executive understands and agrees that the Board or a committee thereof may, in its sole discretion and without notice to Executive, elect not to extend this Agreement and in such event not to, either by contract or practice, continue any of the provisions set forth herein, except for those provisions that survive termination as set forth in this paragraph 4. Executive further acknowledges that any such decision by the Board or a committee thereof not to extend the Term of this Agreement shall not be deemed “Termination Without Cause” for the purposes of Section 8(d) or any other provision of this Agreement, including, but not limited to, a “Resignation for Good Reason” under Section 9.

5. Stock Options.

Periodic stock and incentive stock option grants to Executive, if any, while Executive is employed by the Company during the Term shall be determined by the Board or a committee thereof in its discretion. In the event of a termination pursuant to paragraph 8(d) hereof or a resignation pursuant to paragraph 9 hereof, all of Executive’s un-expired and unvested stock options shall become vested on the effective date of such termination or resignation and shall be exercisable in accordance with the terms of such grants until the later of the date set forth in such grant or the first anniversary of the Executive’s termination, but in no event beyond the expiration date of the relevant option.

6. Unauthorized Disclosure.

     During the Term and at all times thereafter, Executive shall not, without the written consent of the Company, or except as required by applicable law, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive officer of the Company, any material confidential information obtained by Executive while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel data, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principles, customers, or methods of distribution, or any other confidential information the disclosure of which knows, or in the exercise of reasonable care should know, will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information so otherwise considered by the Company not to be confidential.

7. Indemnification.

     a. The Company shall indemnify and hold harmless Executive if he is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), because he is or was an officer or director of the Company or any of its subsidiaries, affiliates, or successors, or because he is or was serving in a fiduciary capacity with respect to employee benefit plans of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity or otherwise, against all Expenses incurred or suffered by him in connection with such Proceeding to the fullest extent authorized by the General Corporation Law of the State of Delaware and any other applicable law in effect from time to time, and such indemnification shall continue as to Executive even if he ceases to be an officer or director or is no longer employed by the Company, and shall inure to the benefit of Executive’s heirs, executors and administrators.

     b. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys’ fees, reasonable accountants’ fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under the Agreement.

     c. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company upon presentation of appropriate documentation and a giving by Executive of any undertakings required by applicable law.

8. Termination.

     a. Termination Upon Death. If Executive dies while employed by the Company during the Term, his estate shall be entitled to receive payment of Base Salary through the last day of the twelve (12) months following the month in which his death occurred, payable over such twelve (12) months at the Company’s normal pay periods. If, in respect of the fiscal year in which Executive dies the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive’s estate shall be entitled to receive a pro rata portion of his Incentive Compensation for such fiscal year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s death prior to the date of death, and the denominator of which is the total number of days in such fiscal year.

     b. Termination Upon Disability. The Company may terminate Executive’s employment hereunder during the Term at the end of any calendar month in the event of his Disability by giving to Executive written notice of termination. In the event of any such termination pursuant to this subparagraph 8(b), Executive shall be entitled to receive his Base Salary, payable in accordance with the Company’s customary payroll policy for it executives, through the last day of the twelve (12) months following the month in which the date of termination occurred.

If in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(b) the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of his Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination on account of Disability prior to the date of termination, and the denominator of which is the total number of days in such fiscal year.

     c. Termination for Cause. The Company may terminate Executive’s employment hereunder at any time during the Term for Cause by giving to Executive written notice of termination that specifies the reasons for and date of termination. Upon any such termination for Cause under this subparagraph 8(c), the Company shall pay to him his Base Salary through the date of termination, and the Company shall have no further obligations under this Agreement.

     d. Termination Without Cause. The Company may terminate Executive’s employment with the Company at any time during the Term, for any reason and without Cause, by giving him prior written notice which specifies the date of termination. Until the effective date of any such termination, the Company shall continue to pay to him the full compensation specified in this Agreement. If, in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(d) the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of his Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination without Cause prior to the date of termination, and the denominator of which is the total number of days in such fiscal year. In addition, the Company shall (i) pay Executive a severance amount equal to twelve (12) months Base Salary over the following twelve (12) month period at the Company’s normal pay periods, and (ii) provide Executive, at no charge to Executive, COBRA continuation coverage under the Company’s health insurance program for a period of twelve (12) months or until he has obtained substantially equivalent new coverage, as determined by the Board or a committee thereof in its discretion, through successor employment, whichever occurs sooner.

     e. Resignation for Other than Good Reason. Executive may voluntarily terminate his employment with the Company during the Term for any reason upon at least thirty (30) days prior written notice which specifies the date of termination. Until the effective date of such termination, the Company shall continue to pay him the full compensation specified in this Agreement, provided he continues to perform his duties during this period. Thereafter, the Company shall have no further obligations to him under this Agreement. This subparagraph 8(e) shall not apply to Executive’s resignation for Good Reason pursuant to paragraph 9 hereof.

     f. No Mitigation. The parties hereto acknowledge and agree that, in the event Executive’s employment with the Company is terminated pursuant to this paragraph 8, he shall not be required to mitigate his damages by affirmatively seeking other employment. Further, except as provided in subparagraph 8(d)(ii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by him or benefit provided to him as the result of employment by another employer or otherwise.

     g. Non-Competition. For a period of twelve (12) months after termination of Executive’s active employment with the Company, Executive shall not, as an individual, principal, agent, employee, consultant or otherwise, directly or indirectly, in the United States or with respect to any company or entity in Europe or Canada with whom Executive or the Company has concluded partnership, licensing or other similar business development agreements on behalf of and during his employment with the Company, render any services to any firm or company or any division or subsidiary of any firm or company, engaged in the research, development or commercialization of compounds, analogs or derivatives of those compounds which compete directly with those being researched, developed and or commercialized by the Company during the Term. Moreover, for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive shall not take any action, without the prior written consent of the Company, to assist Executive’s successor employer or any other entity in recruiting or hiring any other employee who was an employee of the Company during Executive’s employment. This prohibition includes (i) identifying to such successor employer or its agents or such other entity, the person or persons who have special knowledge concerning the Company or its inventions, processes, methods or confidential affairs, and (ii) commenting to Executive’s successor employer or its agents or such other entity about the quantity or work, quality of work, special knowledge or personal characteristics of any person who is still employed by the Company. Executive also agrees that he will not provide such information to a prospective employer or to an executive search firm during interviews preceding possible employment.

     h. Non-Disparagement. During the Term and thereafter, Executive shall not communicate negatively about or otherwise disparage the Company or its products or each and any of the released parties described in subparagraph 8(i) in any way whatsoever. The Company, acting in its official capacity, shall not make any public false, disparaging or derogatory statements in connection with or concerning Executive’s service to the Company except as may be required for truthful sworn testimony or in connection with a legal or administrative proceeding, report, claim or dispute. In the event Executive breaches any of the conditions set forth herein or in any other paragraph of this Agreement, the Company shall discontinue the provision of any payment or benefits to him under this Agreement and he shall forfeit his entitlement to any further payments or benefits under this Agreement.

     i Release. In consideration of Executive’s receipt of severance benefits subject to and in accordance with subparagraphs 8(b) and (d) and paragraph 9 of this Agreement, Executive agrees that, upon his first receipt and acceptance of any such benefits, he shall have released and forever discharged the Company, its subsidiaries and affiliates, successors and assigns, predecessors and all of their respective officers, directors, employees and agents and employee benefits plans from all claims, demands, liabilities and causes of action arising out of facts or occurrences arising or occurring at any time up to and including the time of Executive’s termination or resignation, whether known or unknown, and the parties hereto contemplate that this release shall be broadly construed.

9. Resignation for Good Reason.

If Executive has Good Reason during the Initial Term, Executive may resign at any time during the Initial Term by providing at least thirty (30) days prior written notice to the Company that specifies the reason for, and the effective date of, his resignation. If Executive resigns during the Initial Term for Good Reason, such resignation shall be deemed a Termination without Cause under subparagraph 8(d) hereof and Executive shall receive the compensation and benefits provided under subparagraph 8(d) hereof as if he had been terminated without Cause.

10. Definitions.

     a. “Cause” shall mean Executive’s (i) habitual drunkenness or drug addiction or failure materially to perform and discharge his duties and responsibilities hereunder, (ii) misconduct that is materially and significantly injurious to the Company, (iii) conviction of a felony involving the personal dishonesty of Executive or moral turpitude, (iv) conviction of any crime or offense involving the property of the Company, or (v) breach of this Agreement

     b. “Disability” shall mean the Executive’s incapacity due to physical or mental illness which prevents the proper performance of Executive’s duties as set forth herein or established pursuant hereto for a substantial portion of any three-month period of the Term. Any questions as to the existence or extent of illness or incapacity of Executive, upon which the Company and Executive cannot agree, shall be determined by a qualified independent physician selected by the Company and approved by the Executive. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. For purposes of the disability provisions of this Agreement, if the Executive is unable to act on his own behalf due to incapacity, any person legally authorized to do so may act on the Executive’s behalf.

     c. “Good Reason” shall mean the occurrence of any of the following events during the Initial Term: (A) the assignment to Executive of any duties inconsistent in any material respect to Executive’s position, authority, duties or responsibilities as of the commencement of the Term or any other action by the Company which results in a diminution in any material respect in such position, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of written notice thereof given by Executive; (B) a reduction by the Company in Executive’s annual Base Salary as in effect on the date hereof; (C) the Company’s requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive’s office or location as of the commencement of the Term; (D) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which he was participating as of the commencement of the Term, unless such change was applicable to all senior executives of the Company; (E) the failure by the Company to pay to Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to him; or (F) the failure by the Company to honor in any material respect the terms and provisions of this Agreement.

11. Miscellaneous.

     a. Assignments and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined and, in the case of Executive, his estate or other legal representatives.

     b. No Assignment of Benefits. Except as otherwise provided herein or by applicable law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by the operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge or in any manner; no attempted transfer thereof shall be effective.

     c. Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Maryland, without reference to its conflict of laws provisions.

     d. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

     e. Withholding. All amount payable hereunder shall be paid net of any applicable withholding required under federal, state or local laws and any additional withholding to which Executive has agreed.

     f. Entire Agreement; Amendments. This Agreement constitutes the entire Agreement and understanding of the Company and Executive with respect to the terms of Executive’s employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto except to those agreements relating to the assignment of patents and inventions and a Combined Non-disclosure and Patent Employee Agreement to which Executive acknowledges signing which will remain in effect.

     g. Captions. All captions and heading used herein are for convenient reference only and do not form part of this Agreement.

     h. Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. The Company’s or the Executive’s failure to insist upon strict compliance with the terms of this Agreement or the failure of the Company or the Executive to assert any right the Company or the Executive may have hereunder shall not be deemed a waiver of such provision or right or any other provision of this Agreement.

     i. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first call postage prepaid, addressed as follows:

If to Executive:

Dane Saglio
c/o EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850

If to the Company:

EntreMed, Inc.
9640 Medical Center Dive
Rockville, Maryland 20850
Attn.: General Counsel

     j. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

/s/ Dane Saglio
Executive

Entremed, Inc.
By:	/s/ James S. Burns
James S. Burns
President and Chief Executive Officer